EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Investor and Analyst Contact:	Media Contact:
Jeffrey S. Beyersdorfer	Gary Hanson
(915) 534-1400	(915) 534-1400

WESTERN REFINING LOGISTICS, LP ANNOUNCES

APPOINTMENT OF ANDREW L. ATTERBURY

TO THE BOARD OF DIRECTORS

EL PASO, Texas – July 10, 2014 - Western Refining Logistics, LP (NYSE:WNRL) announced today that Andrew L. Atterbury has been appointed as a member of the Western Refining Logistics GP, LLC Board of Directors effective July 9, 2014, increasing the Board from five to six members. Mr. Atterbury will serve on the Board’s Audit and Conflicts committees.

Mr. Atterbury, 40, currently serves as the President of Bowood Capital Advisors, LLC. From 2002 through 2011 Mr. Atterbury held various positions at Inergy, LP and Inergy Holdings, LP, serving as Senior Vice President – Corporate Development from 2007 through 2011. From 1999 to 2001, Mr. Atterbury worked in the Corporate Development Group of Kinder Morgan, Inc. and Kinder Morgan Energy Partners, L.P.

Jeff Stevens, Western Refining Logistics’ President and Chief Executive Officer, commented, “We are honored that Andy has agreed to join our Board of Directors. He has substantial experience developing and managing master limited partnerships. He will be a valuable addition to the Board.”

About Western Refining Logistics

Western Refining Logistics, LP is a fee-based, growth-oriented master limited partnership formed by Western Refining, Inc. (NYSE: WNR) to own, operate, develop, and acquire terminals, storage tanks, pipelines and other logistics assets related to the terminalling, transportation and storage of crude oil and refined products. Headquartered in El Paso, Texas, WNRL’s assets include approximately 300 miles of pipelines, approximately 7.9 million barrels of active storage capacity, and other assets in the Southwest US. More information about Western Refining Logistics is available at www.wnrl.com.